EXHIBIT 99.1

Jameson Inns, Inc.
PRESS RELEASE

8 Perimeter Center East, Suite 8050     Atlanta, Georgia 30346     (770) 901-9020     FAX (770) 901-9550

FOR IMMEDIATE RELEASE

November 12, 2002

Contact:     Craig R. Kitchin
                  President and Chief
                  Financial Officer
                  (770) 901-9020

Jameson Inns, Inc. Reports Third Quarter Financial Results

ATLANTA—Jameson Inns, Inc. (NASDAQ:JAMS), a hotel real estate investment trust (REIT), and owner of Jameson Inn and Signature Inn hotels, today announced financial results for the third quarter ended September 30, 2002.

Third Quarter Results

For the third quarter ended September 30, 2002, funds from operations (“FFO”) was $3,943,000 or $0.33 per diluted share of common stock representing a 17% increase over FFO of $3,358,000 or $0.29 per diluted share of common stock, for the same quarter in 2001. Net income before dividends to preferred shareholders increased from a loss of ($379,000) for the third quarter of 2001 to income of $864,000 for the third quarter of 2002. The Company reported a net loss attributable to common stockholders of ($803,000) or $(0.07) per share of common stock for the third quarter 2002 versus a net loss of ($2,047,000), or $(0.18) per share of common for the third quarter of 2001.

Combined revenue per available room (REVPAR) for both brands of the Company was $32.47 for the third quarter of 2002, down $0.55, or 1.7%, from the third quarter of 2001, due to a decline in occupancy to 53.3% from 55.7%, offset partially by a 2.9% increase in average daily rate. REVPAR for the Jameson Inn brand increased 3.1% to $32.52 for the third quarter of 2002 compared to $31.55 for the third quarter of 2001, resulting from a 2.8% increase in average daily rate, and an increase in occupancy to 55.6% from 55.5%. REVPAR for the Signature Inn brand decreased 9.0% to $32.38 for the third quarter of 2002 compared to $35.60 for the third quarter of 2001, due to a decline in occupancy to 49.0% from 56.2%, offset partially by a 4.3% increase in average daily rate.

Lease revenues earned from Kitchin Hospitality, LLC, the company that leases and operates the Inns, decreased $198,000 for the quarter compared to the third quarter of 2001. Lease revenues earned from the Jameson Inns increased $171,000 due primarily to the increase in REVPAR compared to the same period in 2001, offset by a decrease of 2,351 room nights available during 2002 compared to 2001 due to the sales of three Jameson Inns during 2002. Lease revenues earned from the Signature Inns decreased $354,000 in the third quarter of 2002 versus third quarter of 2001 due to a decline in REVPAR and a decrease of 9,108 room nights available in 2002 as compared to 2001 due to the sale of one Signature Inn during 2002. Lease revenue earned from billboards decreased $15,000 in third quarter of 2002 versus third quarter of 2001 due to the sale of certain billboards in connection with Inn sales during 2001.

“We are pleased with the continually improving trends in our REVPAR. Even though our comparative REVPAR was down slightly for the quarter, reductions in interest rates have helped our FFO grow 17% over the prior year,” said Mr. Tom Kitchin, CEO. “Other Hotel REITs have reported significant decreases in FFO this quarter.”

Long-term Debt

At September 30, 2002 the Company had total indebtedness of $225.3 million compared to $227.1 million at December 31, 2001, a reduction in debt of $1.7 million. Of that, approximately $196.5 million is variable rate debt adjusting during 2002 as follows:

Adjustment Date	Amount (in millions)	Weighted Average Interest Rate	Base Index
January 2002	$39.9	5.5%	Prime
February 2002	20.1	6.1%	1 Yr. Treasury Index
April 2002	39.1	5.1%	Prime
July 2002	52.3	5.7%	Prime
October 2002	17.6	5.3%	Prime
Adjusts Daily	27.5	4.5%	Prime & Bank Index

Total	$196.5

During the first nine months of 2002 the weighted average interest rate on all debt was 5.8% compared to 8.2% during the same period in 2001, a reduction of 240 basis points. The Company anticipates full year 2002 required principal repayments of approximately $8.8 million.

At September 30, 2002 there are letters of credit in the total amount of $11.5 million which were issued for our benefit as collateral for our outstanding Adjustable Rate Economic Development Revenue Refunding Bonds, Series 1999, and are scheduled to mature on December 1, 2016. These letters of credit are secured by four of our Signature Inns. These letters of credit were extended by the same bank until December 31, 2003.

Properties

During the first nine months of 2002, the Company opened one Jameson Inn in West Monroe, Louisiana (67 additional rooms), expanded four existing Jameson Inns (76 additional rooms), and sold three Jameson Inns (117 rooms) and one Signature Inn (99 rooms). Construction of one additional 20 room expansion in Tullahoma, Tennessee began during third quarter 2002.

On September 30, 2002, there were 96 operating Jameson Inns and 25 Signature Inns, compared to 98 operating Jameson Inns and 26 Signature Inns at December 31, 2001. The Hotel/Motel Magazine, issued on September 16, 2002, listed Jameson Inns, Inc. the sixth largest owner ranked by number of hotels. Our operating properties are currently located in the following fourteen states:

	Jameson Inns		Signature Inns		Combined Brands
State	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms
Alabama	18	954	—	—	18	954
Florida	6	390	—	—	6	390
Georgia	25	1,351	—	—	25	1,351
Illinois	—	—	3	372	3	372
Indiana	—	—	14	1,594	14	1,594
Iowa	—	—	1	119	1	119
Kentucky	1	67	3	363	4	430
Louisiana	3	213	—	—	3	213
Mississippi	6	351	—	—	6	351
N. Carolina	14	675	—	—	14	675
Ohio	—	—	3	380	3	380
S. Carolina	10	568	—	—	10	568
Tennessee	11	636	1	124	12	760
Virginia	2	122	—	—	2	122

Total	96	5,327	25	2,952	121	8,279

The Company is currently anticipating full year 2002 maintenance capital expenditures of approximately $6.4 million.

Dividends

On September 18, 2002, the Company announced a quarterly dividend of $0.5781 per share for Series A Preferred Stock and $0.425 per share for Series S Preferred Stock. These dividends were paid on October 21, 2002 to shareholders of record on September 30, 2002.

On October 29, 2002, the Company announced a quarterly dividend of $0.05 per common share. The dividend is payable on November 20, 2002, to shareholders of record on November 4, 2002.

The Company’s future decisions to pay its common dividend will be determined each quarter based upon the operating results of that quarter, current economic conditions, and other recent operating trends. We currently anticipate that the Company will declare an aggregate of $0.20 in cash dividends per common share related to the full year of 2002 results.

2002 FFO Guidance

FFO per diluted share of common stock for the full year of 2002 is anticipated to be within the range of $1.10 to $1.20.

“Even at the low end of our range, FFO per diluted share of common stock will grow by over 13% as compared to 2001,” said Mr. Tom Kitchin. “Although we believe we are beginning to see a stabilization and improvement of our business and the hotel industry, the economic recovery is still slow so we are lowering our FFO guidance slightly for the year.”

Earnings Conference Call

The Company will hold a third quarter earnings conference call at 10:00 am eastern standard time today, November 12, 2002. You may listen to a simultaneous webcast of the conference call by accessing the Investor Relations section of the Company’s website. To listen to the call, dial 1-973-341-3080 and ask for the Jameson Inns, Inc. third quarter earnings conference call hosted by Mr. Tom Kitchin.

Jameson Inns, Inc. is a REIT that develops and owns the Jameson Inn and Signature Inn limited service hotel properties. For more information, visit the Company’s website at www.jamesoninns.com.

Forward-Looking Statements

Certain matters discussed in this press release are forward-looking statements within the meaning of federal securities regulations. All forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual transactions, results, performance or achievements to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements. General economic conditions, competition, and governmental actions will affect future transactions, results, performance, and achievements. These risks are presented in detail in our filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that our expectations will be attained or that any deviations will not be material. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

Supplemental Non-GAAP Information

The Company believes that Funds from Operations is an additional meaningful measure of operating performance. FFO has been calculated as net income attributable to common stockholders before depreciation expense, gains or losses on disposal of real estate assets, impairment losses of real estate assets and extraordinary items. However, this information will necessarily be different from comparable information provided by other companies and should not be used as an alternative to the operating and other financial information as determined under accounting principles generally accepted in the United States.

Statements of Operations Data	Three Months Ended		Nine Months Ended
	September 30, 2002	September 30, 2001	September 30, 2002	September 30, 2001
Lease Revenue	$11,109,499	$11,306,738	$32,602,002	$33,610,349
Property and Other Taxes	960,898	1,082,671	2,710,296	3,093,106
Insurance	383,765	237,657	1,070,427	724,972
Depreciation	4,863,861	4,772,674	14,883,894	14,411,722
General and Administrative Expenses	591,383	314,421	1,721,534	1,029,558
(Gain) Loss on Disposal of Real Estate	—	83,699	(426,141)	(1,146,222)
Loss on Impairment of Real Estate	—	460,000	—	1,460,000
(Gain) Loss on Sale of Land	(1,235)	—	(9,205)	(197,068)
Interest Expense, Net of Capitalized Amounts	3,601,485	4,682,579	11,473,280	14,228,374
Other Income	8,148	8,149	24,727	24,444
Income Before Discontinued Operations and Extraordinary Loss	717,490	(318,814)	1,202,644	30,352
Discontinued Operations	14,145	7,605	25,603	13,603
Gain on Sale of Discontinued Operations	132,286	—	132,286	—
Extraordinary Loss from Early Extinguishment of Debt	—	68,218	57,645	253,257
Net Income (Loss)	863,921	(379,427)	1,302,888	(209,302)
Less Preferred Stock Dividends	1,666,871	1,667,190	5,001,251	5,001,549
Net Loss Attributable to Common Shareholders	$(802,950)	$(2,046,617)	$(3,698,363)	$(5,210,851)

Net Loss Attributable to Common Shareholders Per Share:
Basic	$(0.07)	$(0.18)	$(0.33)	$(0.47)
Diluted	$(0.07)	$(0.18)	$(0.33)	$(0.47)
Funds From Operations Per Common Share:
Basic	$0.35	$0.30	$0.96	$0.88
Diluted	$0.33	$0.29	$0.91	$0.85
Funds From Operations	$3,943,015	$3,358,350	$10,741,924	$9,828,688
Weighted Average Shares:
Basic	11,255,393	11,185,801	11,244,836	11,165,112
Diluted	11,873,242	11,647,962	11,862,943	11,627,273

Selected Balance Sheets Data	September 30, 2002	December 31, 2001
Property and Equipment, Net	$319,143,900	$329,782,859
Cash	6,254,395	4,755,991
Restricted Cash	523,315	648,924
Receivable from Affiliate	2,835,472	87,037
Other Assets, Net	3,836,145	4,086,385
Total Assets	332,593,227	339,361,196
Mortgage Notes Payable	225,318,959	227,062,652
Other Liabilities	4,013,466	4,015,948
Preferred Stock Dividends Payable	1,667,190	1,667,190
Total Shareholders’ Equity	$101,593,612	$106,615,406

Selected Hotel Statistics	Three Months Ended		Nine Months Ended
	September 30, 2002	September 30, 2001	September 30, 2002	September 30, 2001
Jameson Inns
All Inns (110):
Occupancy Rate	55.6%	55.5%	55.1%	57.1%
Average Daily Rate	$58.50	$56.89	$57.92	$56.17
REVPAR	$32.52	$31.55	$31.90	$32.06

Interior (26):
Occupancy Rate	53.4%	49.7%	52.4%	52.4%
Average Daily Rate	$61.21	$60.24	$61.22	$60.19
REVPAR	$32.68	$29.93	$32.06	$31.57

60 Room Exterior (39):
Occupancy Rate	57.3%	59.3%	57.2%	60.7%
Average Daily Rate	$57.18	$56.26	$56.53	$55.44
REVPAR	$32.78	$33.36	$32.35	$33.66

40 Room Exterior (45):
Occupancy Rate	55.6%	56.3%	55.1%	56.6%
Average Daily Rate	$57.56	$54.87	$56.55	$54.08
REVPAR	$32.02	$30.87	$31.14	$30.58

Same Inns (91 hotels):
Occupancy Rate	55.8%	55.9%	55.7%	58.1%
Average Daily Rate	$58.48	$56.99	$57.95	$56.20
REVPAR	$32.66	$31.88	$32.29	$32.65

Signature Inns
All Inns (26):
Occupancy Rate	49.0%	56.2%	43.9%	51.1%
Average Daily Rate	$66.03	$63.32	$63.89	$62.84
REVPAR	$32.38	$35.60	$28.03	$32.09

Same Inns (25 hotels):
Occupancy Rate	49.0%	56.3%	44.1%	51.5%
Average Daily Rate	$66.03	$63.58	$63.91	$63.02
REVPAR	$32.38	$35.77	$28.16	$32.47

Combined Brands
All Inns (136):
Occupancy Rate	53.3%	55.7%	51.1%	54.9%
Average Daily Rate	$60.96	$59.24	$59.75	$58.43
REVPAR	$32.47	$33.02	$30.52	$32.07

Same Inns (116 hotels):
Occupancy Rate	53.4%	56.1%	51.4%	55.6%
Average Daily Rate	$60.99	$59.42	$59.86	$58.61
REVPAR	$32.56	$33.31	$30.74	$32.58

“All Inns” refers to our Inns, which were operating at anytime during each period, including sold hotels up to the date of sale.
“Same Inns” refers to our Inns, which were operating during the entire period for each of the comparison periods.